Exhibit 10.1

SWORN STATEMENT IN PROOF OF LOSS

AND FULL AND FINAL SETTLEMENT, RELEASE, AND INDEMNITY AGREEMENT

I. FINAL PROOF OF LOSS

Various Layers USD 1,250,000,000	PROP 05-01
Amount of Policy at Time of Loss	Policy No.

1st July 2005	Houston, Texas
Date Issued	Agency at

1st July 2006	Alliant Insurance Services, Inc. f/k/a JLT
Date Expires	Agent

To the Various North American, British and Continental European Reinsurers at risk of North America, United Kingdom, Germany, Switzerland, France and Bermuda.  At time of loss, through various facultative reinsurance certificates, you reinsured International Risk Insurance Company, who insured Huntsman Corporation by All Risk to the property described in the above indicated policy according to the terms and conditions of said policy and all forms, endorsements, transfers and assignments attached thereto.

1.             Time and Origin:  Fire occurring at the hour of 07.28 a.m., on the 29th day of April 2006.

2.             Occupancy:  The property described, or containing the property described, was occupied at the time of the loss as and for no other purpose whatever: as intended.

3.             Title and Interest:  At the time of the loss, the interest of the named insured in the property described herein was as intended.  No other person or persons had any interest therein or encumbrance thereon, except: none.

4.             Changes:  Since the said policy was issued, there has been no assignment thereof, or change of interest, use, occupancy, possession, location or exposure of the property described, except: (a) the sale of the A&O Plant located in Port Arthur, Texas pursuant to the 15 February 2007 Asset Purchase Agreement by and among Flint Hills Resources, LLC and Huntsman International, LLC, Huntsman Petrochemical Corp., Huntsman International Chemicals Corp., Huntsman Polymers Holdings Corp., Huntsman Expandable Polymers Co., LLC, Huntsman Polymers Corp., and Huntsman Chemical Co. of Canada, Inc., the 22 June 2007 Amended and Restated Asset Purchase Agreement by and among Flint Hills Resources, LP, Flint Hills Resources, LLC and the above-named Huntsman entities, and the Letter Side Agreement effective 22 June 2007; and (b) the sale of the assets of the U.S. butadiene and MTBE business, including the C4 Plant located in Port Neches, Texas, pursuant to the 5 April 2006 Asset Purchase Agreement by and among Texas Petrochemicals, LP and Huntsman Petrochemical Corp. and Huntsman Fuels, LP, including the 27 April 2006 and 14 June 2006 amendments thereto.

5.             Total Insurance:  The total amount of insurance applicable to the aforementioned loss on this property was, at the time of the loss, USD 1,250,000,000.

6.             The Total Amount Claimed under the above-numbered policy for the property damage and time element losses described in paragraph No. 1 herein is USD 475,000,000 as agreed.  This includes prior payments totaling USD 365,000,000, and a final payment of USD 110,000,000 pursuant to the terms of the Full and Final Settlement, Release, and Indemnity Agreement below.  The Total Amount claimed represents a compromise between the parties to this Full and Final Settlement, Release , and Indemnity Agreement, and the payments made in respect of this Final Proof of Loss are subject to the conditions set forth in the Full and Final Settlement, Release, and Indemnity Agreement below.

II. FULL AND FINAL SETTLEMENT, RELEASE, AND INDEMNITY AGREEMENT

This is a Full and Final Settlement, Release, and Indemnity Agreement by and between Huntsman Corporation (“Huntsman”), International Risk Insurance Company (“IRIC”), and Ace American Insurance Company, Chartis Property Casualty Company f/k/a AIG Casualty Company f/k/a Birmingham Fire Insurance Company of Pennsylvania, Allianz Global Risks US Insurance Company, Arch Reinsurance Company of Nebraska, AXIS Specialty Ltd.,(1) Limit No. 2, Ltd., Commonwealth Insurance Company, HDI Industrie Versicherung AG, Simon Andrew White as Lead Underwriter for Heritage Syndicate 1200 ROC at Lloyd’s, in his Individual Capacity (Heritage Syndicate 1200 ROC at Lloyd’s), R. J. Kiln & Company, Ltd., Cathedral Underwriting, Ltd., Munich Reinsurance Company (Mūnchener Rūckversicherungs-Gesellschaft AG), Partner Reinsurance Company, Ltd., SCOR UK Company, Ltd., Wurttembergische Versicherung AG, Zurich American Insurance Company, XL Insurance (Bermuda) Ltd. (“XL”), and Max Re, Ltd. (“Max Re”) (collectively “Reinsurers”).

WITNESSETH THAT:

WHEREAS (utilizing the defined and capitalized terms above and below), Huntsman procured Policy No. PROP 05-01 (“Policy”) through its wholly-owned and controlled captive insurer, IRIC, and

WHEREAS, the Policy insures Huntsman for property damage and time element losses, subject to stated terms, limits, deductibles and waiting periods, and

WHEREAS, IRIC concurrently reinsures 100% of the Policy’s designated risk through various facultative reinsurance certificates issued by various reinsurers, including Reinsurers herein (“Certificates”), and

WHEREAS, on April 29, 2006, there was a large-scale fire in the ethylene refrigeration and processing area of the Port Arthur Base Chemicals Light Olefins Unit in the Aromatic and Olefins Plant (the “A&O Plant”) in Port Arthur, Texas (“Loss”).  The A&O Plant was, at all relevant times, owned and operated by Huntsman Petrochemical LLC f/k/a Huntsman Petrochemical Corporation, an indirect, wholly-owned subsidiary of Huntsman Corporation.  Huntsman Petrochemical LLC is included in the definition of named insured under the Policy, and

WHEREAS, Huntsman sustained property damage and time element losses at its A&O Plant resulting from the fire which occurred on April 29, 2006, and

WHEREAS, a dispute arose among Huntsman, IRIC, and Reinsurers regarding, among other things, the degree of insurance and reinsurance coverage for, and the ultimate quantum of, the Loss.  Thereafter, two separate lawsuits were filed in which Huntsman, IRIC, and Reinsurers were named parties: (i) Ace Am. Ins. Co., et al. v. Huntsman Corp. and IRIC, U.S. District Court for the Southern District of Texas; Civil Action No. 4:07-CV-02796 (“Ace American Action”) and (ii) Huntsman Corp. v. IRIC v. Ace Am. Ins.

(1) AXIS Specialty Ltd. is referred to in the pleadings filed in the Arbitration and Federal Actions as AXIS Specialty Limited Bermuda.

Co., et al., U.S. District Court for the Southern District of Texas, Civil Action No. 4:08-CV-1542 (“Huntsman Action”) (collectively, the “Federal Actions”),(2) and

WHEREAS, on December 29, 2008, Huntsman, IRIC, and Reinsurers entered into a Settlement Agreement and Arbitration Submission Agreement, whereby they agreed, among other things, to resolve their disputes through mediation, and if mediation was unsuccessful, through arbitration rather than in court.(3) Specifically, the parties agreed to dismiss the Huntsman Action and stay the Ace American Action until the rendition of an arbitral decision and the satisfaction of any arbitral award, and

WHEREAS, Huntsman and Reinsurers are currently named parties to the following arbitration:  Huntsman Corp. v. Ace Am. Ins. Co., et al. (“Arbitration”),(4) presently pending before Honorable John S. Martin, Honorable Layn Phillips, and Honorable James Carrigan, and

WHEREAS, various reinsurers, including Reinsurers herein, have currently paid Huntsman USD 365,000,000 for amounts claimed by Huntsman for property damage and time element coverage as a direct result of the Loss pursuant to certain Sworn Statements in Proof of Loss, dated November 13, 2006, March 16, 2007, June 18, 2007, and December 19, 2007, and pursuant to a Sworn Statement in Proof of Loss dated December 29, 2008, which was executed subject to the terms and conditions of the Settlement Agreement and Arbitration Submission Agreement referenced above, and

WHEREAS, Huntsman, IRIC, and Reinsurers wish to fully compromise and settle finally and forever any and all disputes and claims arising out of, relating to, or in connection with Huntsman’s and/or IRIC’s claims for property damage and time element losses resulting from, related to and/or which could have resulted from the fire at the A&O Plant that occurred on the April 29, 2006.

NOW THEREFORE, in full consideration of the foregoing and of the agreements herein contained and intending to be legally bound, Huntsman, IRIC, and Reinsurers agree as follows:

A.            Definitions:

1.             “Agreement” shall mean this Full and Final Settlement, Release, and Indemnity Agreement.

2.             “Loss” shall mean any and all property damage, time element losses and/or other losses or claims of any nature resulting from, related to and/or which could have resulted from the fire at the A&O Plant that occurred on April 29, 2006.

3.             “Huntsman” shall mean the Named Insured as defined in Section 1 of the Policy, and all other additional named or other insureds as defined in the Policy, and any and all of its present and former officers, shareholders, directors, attorneys, employees, partners, limited partners, members, subsidiaries, affiliates, parent, successors, predecessors, sister

(2) Swiss Reinsurance Company was also a party to the Federal Actions.  Max Re and XL were not parties to the Federal Actions.

(3) Swiss Reinsurance Company, Max Re, and XL are also parties to the Settlement Agreement and Arbitration Submission Agreement.  Therein, the Parties agreed that Swiss Reinsurance Company would pay the remainder of its quota share and be dismissed from all litigation, released from all claims relating to the Loss, and would not be a party to the mediation or Arbitration.  The Parties also agreed that XL and Max Re would pay their quota share of the USD 40,000,000 payment made pursuant to the Settlement Agreement and Arbitration Submission Agreement, in exchange for the release and other provisions contained therein, but would not be a party to the Arbitration.

(4) Max Re and XL are not parties to the Arbitration.

or related companies or entities that claim or may claim to be an insured or a reinsured, or in any way insured or reinsured, directly or indirectly, by the Policy and/or Certificates.

4.             “IRIC” shall mean International Risk Insurance Company, and any and all of its present and former officers, shareholders, directors, attorneys, employees, partners, limited partners, members, subsidiaries, affiliates, parent, successors, predecessors, sister or related companies or entities that claim or may claim to be an insured or reinsured, or in any way insured or reinsured, directly or indirectly, by the Policy and/or the Certificates.

5.             “Reinsurers” shall mean collectively Ace American Insurance Company, Chartis Property Casualty Company f/k/a AIG Casualty Company f/k/a Birmingham Fire Insurance Company of Pennsylvania, Allianz Global Risks US Insurance Company, Arch Reinsurance Company of Nebraska, AXIS Specialty Ltd., Limit No. 2, Ltd., Commonwealth Insurance Company, HDI Industrie Versicherung AG, Simon Andrew White as Lead Underwriter for Heritage Syndicate 1200 ROC at Lloyd’s, in his Individual Capacity (Heritage Syndicate 1200 ROC at Lloyd’s), R. J. Kiln & Company, Ltd., Cathedral Underwriting, Ltd., Munich Reinsurance Company, Partner Reinsurance Company, Ltd., SCOR UK Company, Ltd., Wurttembergische Versicherung AG, Zurich American Insurance Company, XL Insurance (Bermuda) Ltd., Max Re, Ltd., and any and all of their present and former officers, directors, employees, partners, limited partners, shareholders, owners, members, names, reinsurers, subsidiaries, affiliates, successors, predecessors, parent, sister, or related companies or entities of any nature, attorneys, managing agents, run-off agents; consultants, adjusters, or advisors.

6.             “Parties” shall mean Huntsman, IRIC, and Reinsurers as defined herein collectively.

7.             “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, any other legal entity or organization, and any State, Federal or local government or any government or quasi-governmental body or political subdivision or any agency, department, board or instrumentality thereof.

8.             “Policy” shall mean Policy No. PROP 05-01, with effective dates of July 1, 2005 to July 1, 2006.

9.             “Certificates” shall mean the various facultative reinsurance certificates issued collectively by Reinsurers for reinsurance of the Policy.

10.          “Released Parties” shall mean all reinsurers that severally subscribe, each in his or its own proportionate share, at all layers to the reinsurance of the Policy, including, but not limited to, the Reinsurers that severally subscribe, each in his or its own proportionate share, to the reinsurance of the Policy as set forth more fully in Schedule A, and any and all of their present and former officers, directors, employees, partners, limited partners, shareholders, owners, members, names, reinsurers, subsidiaries, affiliates, parent, sister, or related companies or entities of any nature, attorneys, managing agents, run-off agents, consultants, adjusters, experts, or advisors including without limitation:

a.             Their respective heirs, executors, administrators, successors, predecessors, assigns, insurers, and reinsurers;

b.             Any other person that has been acquired by, merged into, or combined with Reinsurers and their past or present subsidiaries, affiliates, successors and assigns; and

c.             Any of their insurers, reinsurers and/or retrocessionaires.

11.          “Settled Claims” shall mean any and all manners or causes of action, suits, debts, accounts, promises, warranties, damages (consequential, extra-contractual, exemplary or punitive), agreements, costs, pre-judgment interest, post-judgment interest, attorneys’ fees, expenses, claims or demands whatsoever in law or in equity related to the Loss, whether presently known or unknown, asserted or unasserted, whether sounding in tort or contract or arising under the statutes or administrative regulations of any jurisdiction or under any allocation agreement with any Person with respect to any and all past, existing, potential, present or future claims of any type whatsoever related to the Loss that Huntsman or IRIC ever had, now has or hereafter may have, fully and finally:(5)

a.             For any insurance coverage, including indemnification under any and all claims with respect to the Policy and/or Certificates related to the Loss, any actual, alleged or threatened claim or obligation, whether known or unknown, which currently exists or will subsequently accrue, which Huntsman or IRIC ever had, now has or hereafter can, shall or may have, for or upon or by reason of any manner, cause or thing whatsoever, whether now known or unknown, fixed or unliquidated, conditioned or contingent, whether obtained by subrogation, assignment or otherwise howsoever related to the Loss, including Huntsman’s claim for coverage, that has been made or could be made to IRIC or Reinsurers, now or in the future, with respect to the Policy and/or Certificates, under any of their sections, related to the Loss.  This Agreement applies to any and all damages of any nature whatsoever, including without limitation, property damage claims, preservation of property claims, extra expense claims, expedited expense claims, time element claims, business interruption claims, contingent business interruption claims, appraisers’ fees, auditors’ fees, arbitrators’ fees or expenses, consultants’ fees, attorneys’ fees, pre-judgment interest, post-judgment interest and/or any other damages against the Released Parties arising out of, or in any way connected with, whether known or unknown, or which could have arisen out of, the Loss; and

b.             Arising out of or related to any act, omission, representation, or conduct of any sort of Reinsurers in connection with the Loss for which Huntsman or IRIC could seek compensatory, exemplary, extra-contractual, punitive, statutory or other damages or relief, based on alleged breach of contract, bad faith, breach of the duty of good faith and fair dealing, unfair claim practice, unfair trade practices, deceptive trade practices, any alleged improper act or failure to act in connection with the underwriting, investigation, handling, adjustment or settlement relating to the Loss, other alleged misconduct or other extra-contractual claims relating to the Loss, or any obligations arguably arising under any statutes or administrative regulations of any jurisdiction in any way related to the Policy and/or Certificates arising out of or relating to any act, omission, representation, or conduct of any

(5) Certain of these claims were previously released and settled under the terms of the Settlement and Arbitration Submission Agreement dated December 29, 2008.  By including such claims in the “Settled Claims” description herein, it is not intended to and does not alter or modify the prior release of claims contained in said agreement.

sort in connection with the Loss, whether or not those claims are now known or unknown, currently exist or subsequently accrue, for any act, omission, representation or conduct of the Reinsurers in connection with the Policy and/or Certificates related to the Loss.

c.             With respect to the Settled Claims, it is Huntsman’s and IRIC’s intention to reserve no rights or benefits whatsoever under or in connection with Huntsman’s or IRIC’s claims against Reinsurers for coverage or benefits under the Policy, Certificates, or otherwise in connection with or with respect to any past, present or future claims in any way related to the Loss and to assure Reinsurers their full and complete peace and freedom from such claims related to the Loss and from all assertions of rights in connection with such claims under the Policy and/or Certificates related to the Loss.

12.          “Settlement Amount” shall mean the gross amount of USD 475,000,000, which includes the gross amount of Previous Unallocated Payments as defined herein from Reinsurers. The Settlement Amount (being USD 475,000,000) less all Previous Unallocated Payments (being USD 365,000,000), equals a gross final payment amount of USD 110,000,000, which shall be paid to Huntsman by each individual Reinsurer, based on its quota share percentage, by check or wire transfer by the earlier of thirty (30) days from the execution of this Agreement by all Parties or June 30, 2010.  To be clear, Reinsurers will each pay the amount listed for each respective company in Schedule A as their allocated payment of the final payment amount.  The total of these separate payments of the final payment amount by Reinsurers equals USD 110,000,000, as shown in Schedule A, and no further monies or remuneration of any type will be paid by Reinsurers as this is a full and final settlement of this matter.

13.          “Severally” or “Several” shall mean that with respect to the obligations of any Reinsurer, each agrees only for its own part, and not one for the other, in accordance with its individual, respective Certificate or several subscription to the Policy as set forth in Schedule A.

14.          “Previous Unallocated Payments” shall mean the certain payments in the total gross amount of USD 365,000,000 made by various reinsurers, including Reinsurers herein, based on their respective quota share percentages on an unallocated basis in accordance with the terms of the Policy and/or Certificates.

B.            In consideration of the agreements contained herein, the Parties agree that:

1.             Reinsurers will pay the final payment amount of the Settlement Amount to Huntsman based on their respective quota shares as set forth in Schedule A in settlement of the Settled Claims, the sufficiency as good and valuable consideration of which is hereby acknowledged.  The final payment amount of the Settlement Amount shall be paid to Huntsman by each individual Reinsurer, based on its quota-share percentage, by check or wire transfer by the earlier of thirty (30) days from the execution of this Agreement by all Parties or June 30, 2010.  The wire payment instructions are as follows:

ABA No:	043000261
Swift Code:	MELNUS3P
Bank Name:	The Bank of New York Mellon
Address:	500 Ross Street, Pittsburgh, PA 15262

Beneficiary:	Huntsman Petrochemical LLC
Account No:	126-5975
Tax ID No:	58-1594518

Payments by check should be sent to the following:

Huntsman Petrochemical LLC
Attn: Amy Smedley, Esq.
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
Tax ID No. 58-1594518

2.             Huntsman and IRIC agree, upon execution of this Agreement by all Parties and Huntsman’s receipt of the final payment amount of the Settlement Amount, to release, remise, covenant not to sue, and forever discharge the Released Parties irrevocably, unconditionally, fully, finally and forever of, from and against the Settled Claims.

3.             Because the purpose of this Agreement is to permanently preclude any further action by Huntsman, IRIC, and any of their agents, assigns or representatives of any capacity, from pursuing any further claims relating to the Policy, the Certificates and/or the Loss against the Released Parties under the subject Policy, Certificates, or otherwise relating to the Loss, the Federal Actions, and/or the Arbitration, Huntsman, IRIC, and Reinsurers agree, covenant and warrant that should it develop that there are any errors or mistakes, whether legal or factual, and whether mutual or unilateral, that cause this Agreement to be defective, or that cause the release of any Party hereto to be defective or less than full and complete as to such matters, then Huntsman, IRIC, and Reinsurers specifically agree to execute any and all instruments and do any and all things necessary to effectuate a valid Agreement as set forth above.

4.             The obligations of Reinsurers are several, and not joint, and that no Reinsurer entitled to the benefits of this Agreement shall be liable for any Settlement Amount allocable to any other Reinsurer.  Accordingly, each Reinsurer listed in Schedule A agrees to pay only its individual, respective, allocated share of the final payment amount of the Settlement Amount.  Huntsman and/or IRIC shall not seek to recover from any individual Reinsurer an amount in excess of its stated, respective, allocated share of the final payment amount of the Settlement Amount.

5.             Huntsman and IRIC agree to indemnify, defend, and hold harmless the Released Parties from and against:

a.             Any and all suits, actions, claims, or demands relating to the Loss (including, but not limited to, claims in arbitration) of any kind or nature, whether known, unknown, past, existing, potential, or future, made against Released Parties for the Settled Claims relating in any way to the Loss, including any and all liens of any nature and all such claims relating to the Loss, by way of direct action or otherwise, including without limitation any cross-claims, counter-claims, third-party claims, or other claims associated with the Federal Actions or Arbitration, made by, on behalf of, through or under Huntsman and/or IRIC, and/or by any

Person or entity who has acquired or been assigned a right by Huntsman and/or IRIC to make a claim relative to the Loss;

b.             Any breach of the representations, warranties, and acknowledgements in paragraph C below.

Huntsman and IRIC agree, stipulate, and warrant that hereafter the Released Parties shall be forever free of liability and will be as free of liability for the Loss as if the Loss under the Policy and/or Certificates had never occurred or otherwise come into existence.

6.             Huntsman, IRIC, and Reinsurers acknowledge and are aware of the terms of the “Settlement Agreement and Release” between inter alia, Huntsman, Hexion Specialty Chemicals, Inc., Nimbus Merger Sub, Inc., and certain Apollo entities.  Specifically, the Parties acknowledge and rely upon paragraph 5(d) of the “Settlement Agreement and Release” which provides:

The claims released pursuant to this paragraph 5 include but are not limited to all claims, if any, that Hexion and Apollo Releasees may have that are in any way related to the April 29, 2006 fire at the Port Arthur Base Chemicals Light Olefins Unit in the Aromatic and Olefins Plant in Port Arthur, Texas (the “April 29, 2006 Fire”), including claims in connection with: (i) Ace Am. Ins. Co., et al. v. Huntsman Corp. and IRIC, U.S. District Court Southern District of Texas; Civil Action No. 4:07-CV-02796, (ii) Huntsman Corp. and IRIC v. Ace Am. Ins. Co., et al., U.S. District Court Southern District of Texas, Civil Action No. 4:08-CV-1542, (iii) any insurance proceeds or other monies received by Huntsman through the adjustment process, by settlement or otherwise in connection with the April 29, 2006 Fire, or (iv) the adjustment or payment of insurance proceeds in connection with the April 29, 2006 Fire.

C.            In consideration of the agreements contained herein, Huntsman and IRIC represent, warrant, and acknowledge that:

1.             They have not assigned to any Person any of their rights under the Policy and/or Certificates with respect to the Loss, Settled Claims, Federal Actions and/or the Arbitration, and that there are no other Person(s) who can assert rights to coverage under the Policy and/or Certificates by, through or under Huntsman and/or IRIC with respect to the Settled Claims.  Huntsman and IRIC understand and agree that the Reinsurers have acted in substantial reliance upon these representations and warrant that there are no such assignments or other Persons asserting any rights to coverage or benefits under the Policy and/or Certificates by, through or under Huntsman and/or IRIC with respect to the Settled Claims.  Huntsman and IRIC further represent, warrant, and acknowledge that no liens exist as to the Loss, Settled Claims, Federal Actions, and/or the Arbitration, and that to the extent any such lien exists or arises, Huntsman and IRIC will be solely responsible for fully satisfying such lien.

2.             This Agreement has been fully explained to Huntsman and IRIC, and that Huntsman’s and IRIC’s entities and their representatives understand all of the implications thereof, this Agreement having been reviewed and expressly approved by their attorneys of record, and that this Agreement constitutes the sole agreement among the Parties.  It is further expressly understood and agreed that this instrument contains the entire agreement between the Parties, the terms of which are contractual and not a mere recital.

3.             That Huntsman and/or IRIC is not now, nor has it been involved in the past, in any bankruptcy proceedings of any nature that would involve the settlement proceeds herein.

4.             That in making this Agreement, Huntsman and IRIC have had the opportunity to investigate and adjust the Loss that is the subject of this Agreement, and that to the extent this Agreement is made prior to completion of the adjustment or arbitration process or upon information that is or may not be complete, Huntsman and/or IRIC does so intentionally and voluntarily in order to compromise the disputes and claims at this time.

D.            In consideration of the agreements herein contained, the Parties agree that:

1.             This Agreement is a compromise between the Parties and shall not be construed as an admission by any Party, including, but not limited to, any admission concerning coverage under the Policy and/or Certificates, or any other policy of insurance or reinsurance certificate, nor shall this Agreement or any provision hereof be construed as a waiver, modification or retraction of any positions of the Parties with respect to the interpretation and application of the Policy and/or Certificates, or any other policies of insurance or reinsurance certificates that have previously been taken, are being taken, or may be taken in the future with respect to the Settled Claims.

2.             The Federal Actions and Arbitration, including all claims, defenses, and counterclaims that were asserted or could have been asserted, shall be finally and forever dismissed with prejudice as to Huntsman, IRIC, and Reinsurers with respect to each individual Reinsurer upon the receipt by Huntsman of payment from such individual Reinsurer of its quota share percentage of the final payment amount of the Settlement Amount.  The Parties agree to execute any and all necessary motions, agreed orders, or otherwise, to facilitate the dismissal with prejudice of all parties named therein.  It is further agreed that all costs and expenses, including attorney’s fees, related to the Settled Claims, Loss, Federal Actions, Arbitration, and/or this Agreement incurred before or after the date of execution of this Agreement shall be paid by the Party incurring same.  With respect to arbitrators’ fees and expenses, Huntsman shall pay the fees and expenses for its named arbitrator, Reinsurers shall pay the fees and expenses for their named arbitrator, and the Arbitration Parties shall split evenly the fees and expenses of the Chair of the arbitration panel, such that Huntsman shall pay 50% of the Chair’s fees and expenses and the Reinsurers shall pay 50% of the Chair’s fees and expenses.

3.             If any portion of this Agreement is declared to be invalid or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts shall remain in full force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

4.             This Agreement may be executed in two or more counterparts, all of which shall, upon execution and delivery of identical counterparts by all Parties, comprise a single agreement.  Counterpart signatures may be exchanged by facsimile and/or email and shall be deemed delivered when received by each of the Parties.

5.             The Parties acknowledge and agree that the payment of the Settlement Amount is a compromise between Huntsman, IRIC, and Reinsurers, and the adjustment, settlement, and execution of this Agreement shall have no precedential or binding effect with respect to the construction of any other policy of insurance or reinsurance certificate issued or to be issued by Reinsurers.  The payment described above is for the compromise of disputed claims and it is agreed that by entering into this Agreement, the Parties intend to avoid further expenses related to the adjustment, litigation, or arbitration and to buy complete peace.

6.             This Agreement is a product of informed negotiations and involves compromises of the Parties’ previously stated legal positions.  Accordingly, this Agreement does not reflect the Parties’ views as to the rights and obligations with respect to matters or persons outside the scope of this Agreement.  This Agreement is without prejudice to positions taken by the Reinsurers with regard to other insureds and without prejudice to positions taken by Huntsman with regard to other insurers and reinsurers. Except as herein otherwise provided, the Parties specifically disavow any intention to create rights in third parties under or in relation to this Agreement, or to release or otherwise affect any rights with respect to third parties.

7.             The terms of this Full and Final Settlement, Release, and Indemnity Agreement is not considered Confidential Information under the terms of the Stipulated Protective Order and Confidentiality Agreement, signed by Honorable John S. Martin on August 13, 2009.  In addition, upon the execution of this Agreement by all Parties, the parties agree that Huntsman will issue a press release with language materially similar to the language contained in Schedule B hereto.

8.             The Parties agree that they have been represented by counsel in connection with the negotiations leading up to this Agreement and including the drafting of this Agreement.  The Parties waive any arguments or claims they might otherwise have that they did not have an opportunity to consult with counsel regarding the force, effect, and meaning of this Agreement.  The Parties agree that the drafting of this Agreement has been accomplished by counsel for all Parties, and no party shall claim that any inferences should be drawn against any other party with respect to the drafting of this Agreement.

9.             This Agreement shall not be construed as superseding, waiving, modifying, or retracting any of the terms and conditions of the Settlement Agreement and Arbitration Submission Agreement, entered into by Huntsman, Reinsurers, Swiss Re and IRIC on December 29, 2008.  Specifically, and without limitation, the provisions contained in Sections 3, 4, 5, 6, 8 (including subparts 8.1 through 8.3), 12. 13, 17, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32 and 33 of the December 29, 2008, Settlement Agreement and Arbitration Submission Agreement shall remain valid and enforceable.

10.          The Parties agree that this Agreement is a complete and final agreement concerning the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, except as otherwise noted in Paragraphs A(11) and D(9) of this Agreement.

11.          With the exception of Max Re and XL, this Agreement shall be governed and construed in accordance with Texas law, and any dispute concerning this Agreement shall be venued in Harris County, Texas and shall be decided by the United States District Court, Southern District of Texas, Houston Division.  With respect to Max Re and XL, controlling law and jurisdiction will be as stated in the facultative reinsurance certificates between IRIC and Max Re or XL for the 2005-2006 policy year.

12.          Huntsman, IRIC, and Reinsurers each represent and warrant that the signatories to this Agreement have the authority to execute it on behalf of and to bind Huntsman, IRIC, and Reinsurers respectively.

13.          No term in this Agreement may be changed, waived, discharged, or terminated except by written agreement signed by Huntsman, IRIC, and Reinsurers.

14.          Reinsurers agree that upon the execution of this Agreement by all Parties and upon Huntsman’s receipt from each individual Reinsurer of its quota share percentage of the final payment amount of the Settlement Amount to release, remise, covenant not to sue, and forever discharge Huntsman and IRIC irrevocably, unconditionally, fully, finally and forever of, from and against all claims relating to the Loss, the Federal Actions and/or the Arbitration.

15.          Reinsurers represent, warrant and acknowledge that this Agreement has been fully explained to Reinsurers, and that Reinsurers’ entities and their representatives understand all of the implications thereof, this Agreement having been reviewed and expressly approved by their attorneys of record, and that this Agreement constitutes the sole agreement among the Parties.  It is further expressly understood and agreed that this instrument contains the entire agreement between the Parties, the terms of which are contractual and not a mere recital.

16.          Reinsurers represent, warrant and acknowledge that in making this Agreement, Reinsurers have had the opportunity to investigate and adjust the Loss that is the subject of this Agreement, and that to the extent this Agreement is made prior to completion of the adjustment or arbitration process or upon information that is or may not be complete, Reinsurers do so intentionally and voluntarily in order to compromise the disputes and claims at this time.

17.          This Agreement shall be binding upon and inure to the benefit of the Parties and those whose interests depend on them, including, but not limited to, the parties’ respective successors, assigns, shareholders or other capital providers, principals, agents, servants, legal representatives, directors, officers, employees, and affiliates of any kind.

IN WITNESS WHEREOF the Parties have executed this Agreement by a duly authorized representative this 14th day of May, 2010.

Signed:	/s/ Sean Douglas

Insured:	Huntsman Corporation

By:	Sean Douglas	, its duly authorized agent with the express authority to do so.

Name:	Sean Douglas

Title:	Vice President, Corporate Development

State of:	Utah	County of:	Salt Lake

SUBSCRIBED AND SWORN TO BEFORE ME this 14th day of May, 2010.

/s/ Michelle Fujinami
NOTARY PUBLIC

MY COMMISSION EXPIRES:

June 8, 2010

Signed:	/s/ John R. Heskett

Insurer:	International Risk Insurance Company

By:	John R. Heskett	, its duly authorized agent with the express authority to do so.

Name:	John R. Heskett

Title:	Vice President and Treasurer

State of:	Utah	County of:	Salt Lake

SUBSCRIBED AND SWORN TO BEFORE ME this 14th day of May, 2010.

/s/ Michelle Fujinami
NOTARY PUBLIC

MY COMMISSION EXPIRES:

June 8, 2010

Signed:	/s/ Myles A. Parker

Reinsurers:

Ace American Insurance Company, Chartis Property Casualty Company f/k/a AIG Casualty Company f/k/a Birmingham Fire Insurance Company of Pennsylvania, Allianz Global Risks US Insurance Company, Arch Reinsurance Company of Nebraska, AXIS Specialty Ltd., Limit No. 2, Ltd., Commonwealth Insurance Company, HDI Industrie Versicherung AG, Simon Andrew White as Lead Underwriter for Heritage Syndicate 1200 ROC at Lloyd’s, in his Individual Capacity (Heritage Syndicate 1200 ROC at Lloyd’s), R. J. Kiln & Company, Ltd., Cathedral Underwriting, Ltd., Munich  Reinsurance Company (Mūnchener Rūckversicherungs-Gesellschaft AG), Partner Reinsurance Company, Ltd., SCOR UK Company, Ltd., Wurttembergische Versicherung AG, Zurich American Insurance Company, and XL Insurance (Bermuda) Ltd.

By:	Myles A. Parker	, Market Counsel, their duly authorized representative with
the express authority to do so.

Name:	Myles A. Parker

Title:	Market Counsel

State of:	Mississippi	County of:	Hinds

SUBSCRIBED AND SWORN TO BEFORE ME this 14th day of May, 2010.

/s/ Rayann Craig Dukes
NOTARY PUBLIC

MY COMMISSION EXPIRES:

February 1, 2014

Signed:	/s/ Louis A. Adanio

Reinsurer:	Max Re, Ltd.

By:	Louis A. Adanio	, their duly authorized representative with the express
authority to do so.

Name:	Louis A. Adanio

Title:	EVP

~~State of:~~	Bermuda	~~County of~~:

SUBSCRIBED AND SWORN TO BEFORE ME this 17th day of May, 2010.

/s/ [Illegible]
NOTARY PUBLIC

~~MY COMMISSION EXPIRES~~:

continuous

SCHEDULE A - APPORTIONMENT

Company, Name, or Syndicate	Percent Share of USD $110M	Payment USD
ACE American Insurance Company	8.0000%	$8,800,000
Chartis Property Casualty Company f/k/a AIG Casualty Company f/k/a Birmingham Fire Insurance Company of Pennsylvania	15.0000%	$16,500,000
Allianz Global Risks US Insurance Company	8.0000%	$8,800,000
Arch Reinsurance Company of Nebraska	5.0000%	$5,500,000
AXIS Specialty Limited Bermuda	7.0000%	$7,700,000
Cathedral Underwriting, Ltd. (MMX)	2.2857%	$2,514,270
Commonwealth Insurance Company (Commonwealth of Vancouver)	6.5000%	$7,150,000
HDI Industrie Versicherung AG	3.0000%	$3,300,000
Simon Andrew White as Lead Underwriter for Heritage Syndicate 1200 ROC at Lloyd’s, in his Individual Capacity (ROC)	9.1429%	$10,057,190
R. J. Kiln & Company, Ltd.	2.2857%	$2,514,270
Limit No. 2, Ltd. (O’Farrell Syndicate)	5.0000%	$5,500,000
Max Re, Ltd.	3.0000%	$3,300,000
Munich Reinsurance Company (Munich American Risk Partners)	9.0000%	$9,900,000
Partner Reinsurance Company, Ltd.	3.2500%	$3,575,000
SCOR UK Company, Ltd.	5.0000%	$5,500,000
Wurttembergische Versicherung AG	2.2857%	$2,514,270
XL Insurance (Bermuda) Ltd.	4.0000%	$4,400,000
Zurich American Insurance Company (Zurich Global Energy)	2.2500%	$2,475,000
Total	100.0000%	$110,000,000

Schedule B

May 14, 2010	CONTACTS:

Media:
Gary Chapman, tel: +1 281 719 4324

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman to Recover $110 million in Insurance Settlement Proceeds

The Woodlands, Texas — Huntsman Corporation (NYSE: HUN) today announced that it has reached agreement with its reinsurance carriers to settle Huntsman’s claims related to losses occurring as a result of the April 29, 2006, fire at its Port Arthur, Texas, olefins facility, subsequently sold to Flint Hills Resources.  Under the agreement, Huntsman will receive cash proceeds of $110 million in settlement of its claims, which had been the subject of ongoing arbitration with its carriers.  Huntsman expects to receive payment within thirty days following the date of the agreement.  Huntsman previously collected $365 million in insurance proceeds also related to the 2006 fire.

Peter Huntsman, President and CEO of Huntsman, stated, “We are pleased to have reached this agreement.  As previously indicated, we plan to use these proceeds to retire secured debt and further strengthen our balance sheet.  After doing so with these proceeds, we will have prepaid almost $300 million of secured debt since the beginning of this year.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has approximately 11,000 employees and operates from multiple locations worldwide.  The Company had 2009 revenues of approximately $8 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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